Exhibit 99.1

CONTACT: Christopher S. James, MD Director, Investor Relations Corcept Therapeutics 650-684-8725 cjames@corcept.com www.corcept.com

CORCEPT THERAPEUTICS EXPANDS EXECUTIVE TEAM; ATABAK MOKARI JOINS

AS CHIEF FINANCIAL OFFICER; CHARLES ROBB NAMED CHIEF BUSINESS OFFICER

MENLO PARK, Calif. (March 1, 2021) - Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of drugs to treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of the hormone cortisol, today announced that Atabak Mokari has joined the company as Chief Financial Officer. Charles Robb, who has been Corcept’s CFO since September 2011, has assumed the role of Chief Business Officer.

“Atabak’s talent and broad experience make him a welcome addition to our executive team,” said Joseph K. Belanoff, MD, Corcept’s Chief Executive Officer. “Further, his arrival will allow Charlie to focus on the significant administrative and operational tasks we will face in 2021 and beyond.”

Atabak Mokari has nearly 20 years leadership experience in life sciences and healthcare finance. From 2018 to 2020, he was Chief Financial Officer and Vice President of Corporate Development at Bellicum Pharmaceuticals, Inc. He served in the same capacity from 2016 to 2018 at medical device manufacturer IRIDEX. Mr. Mokari was a director at Wells Fargo Securities LLC’s healthcare investment banking group from 2013 to 2016, at UBS’s healthcare investment banking group from 2009 to 2013 and at Credit Suisse’s healthcare investment banking group from 2005 to 2009. Prior to that, he was a member of the business development team at Forest Laboratories, a pharmaceutical company, and an analyst at the private equity firm Olympus Partners and the investment banking firm Bowles Hollowell Conner & Co. Mr. Mokari earned an MBA from The Tuck School of Business at Dartmouth and a B.S. in Chemistry and Biology from Duke University.

About Corcept Therapeutics

Corcept is a commercial-stage company engaged in the discovery and development of drugs to treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of the hormone cortisol. Korlym® was the first drug approved by the U.S. Food and Drug Administration for patients with Cushing’s syndrome. Corcept has discovered a large portfolio of proprietary compounds that selectively modulate the effects of cortisol. The company owns extensive United States and foreign intellectual property covering the composition of its selective cortisol modulators and the use of cortisol modulators to treat a variety of serious disorders.